Exhibit 3.1

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First:	The name of the limited liability company is Welltower OP LLC.

Second:	The address of its registered office in the State of Delaware is 251 Little Falls Drive Wilmington, DE 19808, County of New Castle.

The name of its registered agent at such address is Corporation Service Company.

Third:	This Certificate of Formation shall be effective on May 24, 2022, at 12:01 a.m. Eastern Time.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 23rd day of May, 2022.

By:	/s/ Mary Ellen Pisanelli
Authorized Person

Name:	Mary Ellen Pisanelli